Exhibit 99.3
StorageTek
Q2 2005 Conference Call
Script of Prepared Remarks of Bobby Kocol
Second quarter revenues of $549 million resulted in earnings of $.29 per diluted share on a GAAP basis. However, merger costs, mostly attorney, investment bank and filing fees, amounted to approximately $5.2 million, impacting earnings by about $.03 per share, resulting in non-GAAP earnings per share of $.32 per share. Product sales in the second quarter were up 6% year over year to $306 million, and up 15% sequentially from the first quarter. Product sales were made up of $242 million of tape, $36 million in disk and $28 million in network and other sales. Service revenues increased to $243 million, an increase of 7% over Q2 of last year. Geographically, North America represented 48% of the total worldwide revenue, Europe 37%, with the Pacific Rim and Latin America making up the rest. On a year over year basis, North American revenues were up 3%, European revenues up 2%, Asia was up 13%, while Latin American revenues were up 32%. Overall, on a consolidated basis, excluding our hedging activities, currency impacts were favorable to revenue on a year over year basis by about 3 points.
“Total” gross margins in the quarter were 47%, an increase of 50 basis points from Q2 of last year. Even with delays in customer purchase decisions during Q2 as customers evaluated the proposed merger with Sun, both product and service margins remained solid. “Product” margins were up 120 basis points over last year, at 49%, mostly due to a product mix skewed toward tape automation system sales. And Service margins for the quarter at 44% were relatively flat to last year, but up over a full point sequentially from the first quarter. We continued to see solid performance in this area. Professional services revenue grew 7% over Q2 of last year and was 12% of the total services revenue.
Total operating expenses for the second quarter were $227 million, and included the $5.2 million of merger costs. We were very aggressive this quarter investing in both R&D as well as sales and marketing activities. Clearly, we had higher selling expenses associated with higher sales revenue. In addition, we invested heavily in the significant product launch activity that we had in Q2, which should continue into the second half of the year as we bring more new product offerings to market. Net interest income added another $8 million to pre-tax earnings, as we ceased the share buy-back activities once we announced the merger agreement. And finally, with the changes surrounding the proposed merger, many of which we’ve mentioned, our pretax income projections for the year have impacted our tax structures, and our annual effective tax rate. This resulted in a lowering of our tax rate in the second quarter to 16%, and 18% for the six months.
The balance sheet and financial strength of StorageTek remain solid. Cash and investment balances were just under $1.2 billion. This includes us investing another $38 million in the second quarter through the repurchase of roughly 1.3 million shares of our stock, before we suspended this activity. Cash flow from operations was just under $50 million for the quarter. DSO at 76 days is 4 days better than Q2 of last year. Using the average accounts receivable balance during the quarter instead of the ending balance which is skewed by end of quarter shipments, DSO’s were 57 days. Inventory levels were $127 million and inventory turns were five.
Headcount was just above 7200 at the end of the quarter. We had about 80 additions during the second quarter, mostly in sales and service. In the quarter, capital expenditures were $16 million while depreciation and amortization was $20 million, both on target for what we anticipated.
In summary, even with some disruption from the proposed merger with Sun, and the announcement hitting the wires at the onset of our busiest month of the quarter, this was a very good quarter. The key operational financial metrics, revenue and gross margins, were very solid. Our investments in R&D and sales and marketing should provide incremental benefits. And we continue to be positioned to drive further operational benefits in the business in order to achieve consistent and improving results. The new products we have brought to market thus far are having very good success, and there is more to come in the upcoming quarters. That, coupled with the growing service expertise we have, should allow us to solve the complex storage issues our customers face.

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